Exhibit 99.01

FOR IMMEDIATE RELEASE

Eastman Announces Fourth-Quarter and Full-Year 2010 Results

KINGSPORT, Tenn., Jan. 31, 2011 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $0.23 per diluted share for fourth quarter 2010 ($1.41 earnings per diluted share from continuing operations excluding the items described in the “Asset Impairments and Restructuring Charges and Debt Extinguishment Costs” section in this release). These results were negatively impacted by $0.11 per share due to non-deductibility of early distributions under the executive deferred compensation plan as described in the “Income Taxes” paragraph in this release. Fourth-quarter 2009 loss from continuing operations was $0.21 per diluted share ($1.35 earnings per diluted share from continuing operations excluding the items described in the “Asset Impairments and Restructuring Charges and Debt Extinguishment Costs” section in this release). For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying financial tables. For description of discontinued operations, see the "Discontinued Operations" paragraph in this release.

“The strength of our portfolio of businesses was clearly demonstrated throughout 2010,” said Jim Rogers, chairman and CEO. “We’ve established a new level of earnings performance for the company, and we are continuing our efforts to build upon these earnings. In addition, our solid balance sheet and expectation for continued strong cash generation position us for further earnings growth.”

(In millions, except per share amounts)	4Q2010	4Q2009	FY2010	FY2009

Sales revenue	$1,463	$1,186	$5,842	$4,396

Earnings (loss) per diluted share from continuing operations	$0.23	$(0.21)	$5.75	$2.09

Earnings per diluted share from continuing operations excluding asset impairments and restructuring charges, net, and early debt extinguishment costs*	$1.41	$1.35	$6.96	$3.83

Net cash provided by operating activities	$278	$90	$575	$758

   *For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying fourth-quarter and full-year 2010 financial tables.

Sales revenue for fourth quarter 2010 was $1.5 billion, a 23 percent increase compared to fourth quarter 2009 due to higher sales volume and increased selling prices. The higher sales volume was attributed primarily to strengthened end-use demand in packaging, durable goods, and other markets and the positive impact of growth initiatives. The increase in selling prices was in response to higher raw material and energy costs.

            Operating earnings in fourth quarter 2010 were $161 million compared to an operating loss of $4 million in fourth quarter 2009. Excluding asset impairments and restructuring charges, net, in both periods, operating earnings in fourth quarter 2010 were $187 million compared with operating earnings of $173 million in fourth quarter 2009. Operating earnings increased primarily due to higher sales volume and increased capacity utilization which led to lower unit costs and higher selling prices which were mostly offset by higher raw material and energy costs.

Segment Results 4Q 2010 versus 4Q 2009

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 16 percent due to higher selling prices and higher sales volume.  The higher selling prices were in response to higher raw material and energy costs. The increase in sales volume was attributed primarily to strengthened end-use demand in the packaging and transportation markets in Europe and the U.S. and the positive impact of growth initiatives. Excluding asset impairments and restructuring charges, net, in both periods, operating earnings in fourth quarter 2010 were $53 million while fourth-quarter 2009 operating earnings were $76 million. The decline in operating earnings was primarily due to higher raw material and energy costs and higher costs of growth and business development initiatives, partially offset by higher selling prices and higher sales volume.

Fibers – Sales revenue increased by 18 percent due to a favorable shift in product mix and higher sales volume. The favorable shift in product mix and higher sales volume was due to increased acetate tow sales volume attributed to customer buying patterns. Fourth-quarter 2010 operating earnings, excluding asset impairments and restructuring costs, were $78 million compared to $73 million in fourth quarter 2009. The increase was primarily due to higher sales volume and the favorable shift in product mix.

Performance Chemicals and Intermediates – Sales revenue increased by 31 percent primarily due to higher selling prices and higher sales volume.  The increased selling prices were in response to higher raw material and energy costs and also attributed to strengthened demand in North America and Asia Pacific, particularly for olefin-derivative product lines. The higher sales volume was primarily due to growth in plasticizer product lines, which include the acquired Genovique Specialties plasticizer product lines. Operating earnings in fourth quarter 2010, excluding asset impairments and restructuring charges, were $51 million compared with operating earnings of $25 million in fourth quarter 2009. Operating earnings increased year over year primarily due to higher selling prices more than offsetting higher raw material and energy costs and increased sales volume.

Specialty Plastics - Sales revenue increased by 26 percent due to higher sales volume and higher selling prices. The increase in sales volume was attributed to strengthened end-use demand for specialty packaging and consumer and durable goods, and the positive impact of growth initiatives for core copolyesters and Eastman Tritan™ copolyester product lines. Selling prices increased in response to higher raw material and energy costs, particularly for paraxylene.  Operating earnings in fourth quarter 2010, excluding asset impairments and restructuring charges, were $24 million compared to $9 million in fourth quarter 2009.  Operating earnings increased due to the higher sales volume, increased capacity utilization which led to lower unit costs, and higher selling prices. These were partially offset by higher raw material and energy costs.

Corporate FY 2010 versus FY 2009

For full-year 2010, Eastman announced earnings from continuing operations of $5.75 per diluted share ($6.96 earnings per diluted share from continuing operations excluding the items described in the “Asset Impairments and Restructuring Charges and Debt Extinguishment Costs” section in this release). These results were negatively impacted by $0.11 per share due to non-deductibility of early distributions under the executive deferred compensation plan as described in the “Income Taxes” paragraph in this release.  Full-year 2009 earnings from operations were $2.09 per diluted share ($3.83 earnings per diluted share from continuing operations excluding the items described in the “Asset Impairments and Restructuring Charges and Debt Extinguishment Costs” section in this release).  For reconciliations to reported company and segment earnings, see Tables 3 and 4 in the accompanying financial tables. For description of discontinued operations, see the “Discontinued Operations” paragraph in this release.

Eastman's full-year 2010 sales revenue was $5.8 billion, an increase of 33 percent year-over-year. The increase was primarily due to higher sales volume and increased selling prices. The higher sales volume was attributed primarily to strengthened end-use demand in packaging, durable goods, and other markets and the positive impact of growth initiatives. Selling prices increased in response to higher raw material and energy costs.

Operating earnings for full-year 2010 were $862 million compared to operating earnings of $345 million for full-year 2009. Excluding asset impairments and restructuring charges, net, in both periods, full-year 2010 operating earnings were $891 million and full-year 2009 operating earnings were $541 million. Operating earnings increased primarily due to higher sales volume and increased capacity utilization which led to lower unit costs and higher selling prices which more than offset higher raw material and energy costs.

Segment Results FY 2010 versus FY 2009

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 29 percent primarily due to higher sales volume and higher selling prices. The increase in sales volume was attributed primarily to strengthened end-use demand in the packaging and transportation markets in Europe and the U.S. and the positive impact of growth initiatives. The higher selling prices were in response to higher raw material and energy costs, particularly for propane. Excluding asset impairments and restructuring charges, net, in both periods, 2010 operating earnings were $299 million and 2009 operating earnings were $224 million. Operating earnings increased primarily due to higher sales volume, increased capacity utilization which led to lower unit costs, and higher selling prices, which more than offset higher raw material and energy costs.

Fibers – Sales revenue increased by 11 percent due to higher sales volume and a favorable shift in product mix. The higher sales volume and favorable shift in product mix were due to higher sales volume of acetate tow and of acetate yarn, both attributed to strengthened demand due to the global economic recovery. Excluding asset impairments and restructuring charges, net, in both periods, 2010 operating earnings were $326 million, compared with 2009 operating earnings of $296 million. The increase was due to higher sales volume, improved acetyl stream capacity utilization, and the favorable shift in product mix.

Performance Chemicals and Intermediates – Sales revenue increased by 49 percent due to higher sales volume and higher selling prices. The higher sales volume was primarily due to growth in plasticizer product lines, which include the acquired Genovique Specialties plasticizer product lines, and also attributed to strengthened end-market demand due to the global economic recovery. The higher selling prices were in response to higher raw material and energy costs. Operating earnings, excluding asset impairments and restructuring charges, net, in both periods, were $231 million in 2010 compared to $47 million in 2009. Operating earnings increased primarily due to higher selling prices more than offsetting higher raw material and energy costs, higher sales volume, and increased capacity utilization which led to lower unit costs.

Specialty Plastics – Sales revenue increased by 39 percent primarily due to higher sales volume. The higher sales volume was attributed to strengthened end-use demand across all markets due to the global economic recovery and the positive impact of growth initiatives for core copolyesters and the Tritan™ copolyester product lines. Excluding asset impairments and restructuring charges, net, in both periods, operating earnings were $93 million in 2010 compared to $13 million in 2009. The increase in operating earnings was primarily due to higher sales volume and increased capacity utilization which led to lower unit costs.

 Cash Flow

Eastman generated $575 million in cash from operating activities in 2010.  Excluding the $200 million impact of the adoption of amended accounting guidance for transfers of financial assets applied to the company’s accounts receivable securitization program in the first quarter, Eastman generated $775 million in cash from operations compared to $758 million in 2009. Excluding the impact of the adoption of amended accounting guidance, the company generated free cash flow of $405 million in 2010 which reflected solid net earnings, disciplined working capital management, and lower capital expenditures. (Free cash flow is defined as cash from operating activities less capital expenditures and dividends.) During 2010, share repurchases totaled $280 million of which $212 million was for repurchases in the fourth quarter. See Table 5A for reconciliation of cash provided by operating activities to free cash flow.

Income Taxes

During fourth quarter 2010, the provision for income taxes from continuing operations included $8 million ($0.11 earnings per diluted share from continuing operations) for the nondeductible distribution under the executive deferred compensation plan of previously earned compensation as a result of certain participants electing early withdrawal.

Discontinued Operations

The Company completed the sale of the polyethylene terephthalate (“PET”) business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under generally accepted accounting principles.

Asset Impairments and Restructuring Charges and Debt Extinguishment Costs

2010 operating earnings included $29 million in asset impairments and restructuring charges ($26 million in fourth quarter), primarily consisting of restructuring charges of $18 million, mostly for severance and pension curtailment charges in conjunction with the sale of the Performance Polymers PET business, and an intangible asset impairment charge of $8 million resulting from an environmental regulatory change during the fourth quarter reducing the fair value of air emission credits remaining from the previously discontinued Beaumont, Texas, gasification project. Full-year 2009 results included asset impairments and restructuring charges, net, of $196 million ($177 million in fourth quarter), primarily for the discontinued Beaumont, Texas, industrial gasification project.

In the fourth quarter of 2010, the Company completed a public debt restructuring comprised of the sale of $500 million aggregate principal amount of new five and ten year debt securities and the early repayment of $500 million aggregate principal amount of outstanding debt securities. The debt restructuring allowed the Company to favorably adjust its debt maturities and reduce future interest costs on its long-term debt. The early repayment of debt resulted in the recognition of a charge of $115 million, net, in fourth quarter 2010.

Outlook

Commenting on the outlook for first quarter and full year 2011, Rogers said:  “We begin 2011 with a strengthening global economy and expected benefits from the combination of the restart of an olefin cracking unit, lower interest expense, a full year of results from our Genovique Specialties acquisition, our acetate tow expansion in Korea, and strong market adoption of our Tritan™ copolyester products. We also face headwinds from expected volatility in raw material and energy costs, higher pension expense, and costs related to growth projects. As a result, we expect first-quarter 2011 earnings from continuing operations to be between $1.75 and $1.85 per share. In addition, we expect earnings per share from continuing operations in 2011 to be slightly more than 10 percent above 2010 earnings from continuing operations.” Gains from the sales of assets are excluded from earnings per share projections.

Eastman will host a conference call with industry analysts on February 1 at 8:00 a.m. Eastern Time.  To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Presentations.  To listen via telephone, the dial-in number is (913) 312-0413, passcode number 4499500. A web replay and the accompanying slides will be available at www.investors.eastman.com, Presentations.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, February 1, to 11:00 a.m. Eastern Time, February 11, 2011, at (888) 203-1112 or (719) 457-0820, passcode 4499500.

            Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets and geographies it serves.  A global company headquartered in Kingsport, Tennessee, USA, Eastman had 2010 sales of $5.8 billion.  For more information, visit www.eastman.com.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions, the financial impact of past strategic acquisitions, portfolio and restructuring and cost reduction actions, demand and sales volumes for the company’s products, raw material and energy costs, pension expense, costs of growth projects, and earnings per share for first quarter and full year 2011. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2010 available, and the Form 10-K to be filed for 2010 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

##

Contacts:

Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

FINANCIAL INFORMATION
January 31, 2011

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), February 1, 2011.

The Company completed the sale of the polyethylene terephthalate (“PET”) business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS (LOSS)

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts)	2010	2009	2010	2009

Sales	$1,463	$1,186	$5,842	$4,396
Cost of sales	1,112	886	4,368	3,364
Gross profit	351	300	1,474	1,032

Selling, general and administrative expenses	120	95	431	367
Research and development expenses	44	32	152	124
Asset impairments and restructuring charges, net	26	177	29	196
Operating earnings (loss)	161	(4)	862	345

Net interest expense	24	20	99	78
Early debt extinguishment costs	115	--	115	--
Other charges (income), net	1	2	12	13

Earnings (loss) from continuing operations before income taxes	21	(26)	636	254
Provision (benefit) for income taxes from continuing operations	4	(11)	211	100
Earnings (loss) from continuing operations	17	(15)	425	154

Earnings (loss) from discontinued operations, net of tax	2	(17)	13	(18)
Net earnings (loss)	$19	$(32)	$438	$136

Basic earnings (loss) per share
Earnings (loss) from continuing operations	$0.23	$(0.21)	$5.90	$2.12
Earnings (loss) from discontinued operations	0.02	(0.23)	0.17	(0.24)
Basic earnings (loss) per share	$0.25	$(0.44)	$6.07	$1.88

Diluted earnings (loss) per share
Earnings (loss) from continuing operations	$0.23	$(0.21)	$5.75	$2.09
Earnings (loss) from discontinued operations	0.02	(0.23)	0.17	(0.24)
Diluted earnings (loss) per share	$0.25	$(0.44)	$5.92	$1.85

Shares (in millions) outstanding at end of period	70.7	72.5	70.7	72.5

Shares (in millions) used for earnings per share calculation
Basic	72.0	72.5	72.1	72.5
Diluted	73.9	72.5	73.9	73.4

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Fourth Quarter		Twelve Months
(Dollars in millions)	2010	2009	2010	2009
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$379	$327	$1,574	$1,217
Fibers	300	253	1,142	1,032
Performance Chemicals and Intermediates	526	401	2,083	1,398
Specialty Plastics	258	205	1,043	749

Total Eastman Chemical Company	$1,463	$1,186	$5,842	$4,396

TABLE 2B – SEGMENT SALES REVENUE CHANGE

	Fourth Quarter 2010 Compared to Fourth Quarter 2009
		Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect		Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	16%	10%	10%	(3	) %	(1	) %
Fibers	18%	7%	1%	11%		(1	) %
Performance Chemicals and Intermediates	31%	11%	15%	5%		--%
Specialty Plastics	26%	19%	6%	1%		--%

Total Eastman Chemical Company	23%	11%	9%	4%		(1	) %

	Twelve Months 2010 Compared to Twelve Months 2009
		Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect		Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	29%	16%	10%	4%		(1	) %
Fibers	11%	6%	--%	5%		--%
Performance Chemicals and Intermediates	49%	24%	21%	4%		--%
Specialty Plastics	39%	32%	2%	5%		--%

Total Eastman Chemical Company	33%	19%	10%	4%		--%

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 2C – SALES BY REGION

	Fourth Quarter		Twelve Months
(Dollars in millions)	2010	2009	2010	2009

Sales by Region
United States and Canada	$704	$597	$2,957	$2,252
Asia Pacific	388	293	1,446	1,062
Europe, Middle East, and Africa	299	230	1,150	835
Latin America	72	66	289	247

Total Eastman Chemical Company	$1,463	$1,186	$5,842	$4,396

TABLE 2D – SALES REVENUE CHANGE BY REGION

	Fourth Quarter 2010 Compared to Fourth Quarter 2009
		Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect		Exchange Rate Effect

United States and Canada	18%	7%	9%	2%		--%
Asia Pacific	32%	15%	11%	5%		1%
Europe, Middle East, and Africa	30%	18%	9%	7%		(4	) %
Latin America	8%	5%	6%	(3	) %	--%

Total Eastman Chemical Company	23%	11%	9%	4%		(1	) %

	Twelve Months 2010 Compared to Twelve Months 2009
		Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect		Exchange Rate Effect

United States and Canada	31%	19%	12%	--%		--%
Asia Pacific	36%	18%	10%	7%		1%
Europe, Middle East, and Africa	38%	23%	5%	12%		(2	) %
Latin America	17%	9%	7%	1%		--%

Total Eastman Chemical Company	33%	19%	10%	4%		--%

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES, NET

	Fourth Quarter		Twelve Months
(Dollars in millions)	2010	2009	2010	2009
Operating Earnings (Loss) by Segment and Item (1)
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$47	$78	$293	$221
Asset impairments and restructuring charges, net (2)(3)	6	(2)	6	3
Operating earnings excluding item	53	76	299	224

Fibers
Operating earnings	75	73	323	292
Asset impairments and restructuring charges, net (2)	3	--	3	4
Operating earnings excluding item	78	73	326	296

Performance Chemicals and Intermediates
Operating earnings	47	25	224	41
Asset impairments and restructuring charges, net (2)	4	--	7	6
Operating earnings excluding item	51	25	231	47

Specialty Plastics
Operating earnings	19	9	88	9
Asset impairments and restructuring charges, net (2)	5	--	5	4
Operating earnings excluding item	24	9	93	13

Total Segment Operating Earnings
Total operating earnings	188	185	928	563
Total asset impairments and restructuring charges, net	18	(2)	21	17
Total operating earnings excluding item	206	183	949	580

Other (4)
Operating loss	(27)	(189)	(66)	(218)
Total asset impairments and restructuring charges, net (5)	8	179	8	179
Total operating earnings excluding item	(19)	(10)	(58)	(39)

Total Eastman Chemical Company
Total operating earnings (loss)	$161	$(4)	$862	$345
Total asset impairments and restructuring charges, net	26	177	29	196
Total operating earnings excluding item	$187	$173	$891	$541

(1)	Includes allocated costs not included in discontinued operations, some of which may remain and could be reallocated to the remaining segments.
(2)	Primarily severance costs in fourth quarter 2010 and first quarter 2009.
(3)	Fourth quarter 2009 results include an adjustment to a reserve for contingency from a previous divesture.
(4)	Expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating losses.
(5)
Fourth quarter and full year 2010 includes $8 million of intangible asset impairment charges resulting from an environmental regulatory change during the fourth quarter impacting the fair value of air emission credits remaining from the previously discontinued Beaumont, Texas, gasification project.  Fourth quarter and full year 2009 results included asset impairments and restructuring charges, net, of $179 million primarily for the discontinued Beaumont, Texas, industrial gasification project.

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS (LOSS), EARNINGS (LOSS), AND EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION

EARNINGS (LOSS) PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEMS

	Fourth Quarter 2010
		Earnings from Continuing Operations
(Dollars in millions)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$161	$21	$17	$0.23

Certain Items:
Asset impairments and restructuring charges, net	26	26	16	0.21
Early debt extinguishment costs	--	115	71	0.97
Excluding items	$187	$162	$104	$1.41

	Fourth Quarter 2009
		Earnings (Loss) from Continuing Operations
(Dollars in millions)	Operating Earnings (Loss)	Before Tax	After Tax	Per Diluted Share

As reported	$(4)	$(26)	$(15)	$(0.21)

Certain Item:
Asset impairments and restructuring charges, net	177	177	115	1.56
Excluding item(1)	$173	$151	$100	$1.35

(1) Earnings per share calculated using diluted shares of 73.8 million.

[Table 4 continued next page]

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS (LOSS), EARNINGS (LOSS), AND EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS RECONCILIATION (continued)

EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS EXCLUDING CERTAIN ITEMS

	Twelve Months 2010
		Earnings from Continuing Operations
(Dollars in millions)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$862	$636	$425	$5.75

Certain Items:
Asset impairments and restructuring charges, net	29	29	18	0.24
Early debt extinguishment costs	--	115	71	0.97
Excluding items	$891	$780	$514	$6.96

	Twelve Months 2009
		Earnings from Continuing Operations
(Dollars in millions)	Operating Earnings	Before Tax	After Tax	Per Diluted Share

As reported	$345	$254	$154	$2.09

Certain Item:
Asset impairments and restructuring charges, net	196	196	127	1.74
Excluding item	$541	$450	$281	$3.83

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Fourth Quarter		Twelve Months
(Dollars in millions)	2010	2009	2010	2009

Cash flows from operating activities
Net earnings (loss)	$19	$(32)	$438	$136

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	68	71	280	274
Asset impairments charges	8	179	8	179
Early debt extinguishment costs	115	--	115	--
Provision for deferred income taxes	7	20	59	185
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	39	37	(358)	2
(Increase) decrease in inventories	(60)	(41)	(160)	100
Increase (decrease) in trade payables	96	24	152	16
Increase (decrease) in liabilities for employee benefits and incentive pay	11	(127)	20	(141)
Other items, net	(25)	(41)	21	7

Net cash provided by operating activities	278	90	575	758

Cash flows from investing activities
Additions to properties and equipment	(110)	(42)	(243)	(310)
Proceeds from sale of assets and investments	2	5	13	30
Acquisitions and investments in joint ventures	(1)	(16)	(190)	(68)
Additions to capitalized software	(2)	(2)	(7)	(8)
Other items, net	(8)	(1)	(15)	(13)

Net cash used in investing activities	(119)	(56)	(442)	(369)

Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	1	(20)	2	3
Proceeds from borrowings	496	248	496	248
Repayment of borrowings	(616)	(85)	(620)	(101)
Dividends paid to stockholders	(31)	(32)	(127)	(128)
Treasury stock purchases	(212)	(21)	(280)	(21)
Proceeds from stock option exercises and other items	77	2	118	17

Net cash provided by (used in) financing activities	(285)	92	(411)	18

Effect of exchange rate changes on cash and cash equivalents	--	(1)	1	(1)

Net change in cash and cash equivalents	(126)	125	(277)	406

Cash and cash equivalents at beginning of period	642	668	793	387

Cash and cash equivalents at end of period	$516	$793	$516	$793

EASTMAN CHEMICAL COMPANY – EMN	January 31, 2011
5:00 PM EDT

TABLE 5A – NET CASH PROVIDED BY OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Fourth Quarter		Twelve Months
(Dollars in millions)	2010	2009	2010	2009

Net cash provided by operating activities	$278	$90	$575	$758
Impact of adoption of amended accounting guidance (1)	--	--	200	--
Net cash provided by operating activities excluding item	278	90	775	758

Additions to properties and equipment	(110)	(42)	(243)	(310)
Dividends paid to stockholders	(31)	(32)	(127)	(128)

Free Cash Flow	$137	$16	$405	$320

(1)
Twelve months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
(Dollars in millions)	2010	2009

Current Assets	$2,047	$1,735

Net Properties and Equipment	3,219	3,110

Other Assets	757	670

Total Assets	$6,023	$5,515

Payables and Other Current Liabilities	$1,064	$800

Short-term Borrowings	6	--

Long-term Borrowings	1,598	1,604

Other Liabilities	1,728	1,598

Stockholders’ Equity	1,627	1,513

Total Liabilities and Stockholders’ Equity	$6,023	$5,515